Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Proposed Private Offering of Senior Subordinated Notes

Baton Rouge, LA — October 25, 2012 — Lamar Advertising Company (Nasdaq: LAMR) announced today that it is seeking to raise approximately $535 million through an institutional private placement of senior subordinated notes due 2023 (the “Notes”) by its wholly owned subsidiary, Lamar Media Corp.

Lamar Media intends to use the proceeds of this offering, after the payment of fees and expenses, (i) to redeem $137.2 million in aggregate principal amount outstanding of Lamar Media’s 6 5/8% Senior Subordinated Notes due 2015—Series B and Lamar Media’s 6 5/8% Senior Subordinated Notes due 2015—Series C, (ii) to fund the acquisition of NextMedia Outdoor, Inc. and potential acquisitions that are currently being evaluated by Lamar or that it may pursue in the future or, to the extent not used to fund potential future acquisitions, to repay a portion of the indebtedness outstanding under Lamar Media’s senior credit facility and (iii) for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes.

The Notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the Notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements regarding Lamar Media’s ability to complete this private placement and its application of net proceeds, including the proposed acquisition of NextMedia Outdoor, Inc. and the redemption of Lamar Media’s 6 5/8% Notes due 2015. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular, as well as Lamar Media’s ability to complete the proposed acquisition of NextMedia Outdoor, Inc., which is subject to customary closing conditions.

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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities.

Contact:

Lamar Media Corp.

Keith Istre

Chief Financial Officer

(225) 926-1000

KI@lamar.com